77Q1 - Other Exhibits

77Q1e(1) - Twelfth Amendment to Amended and Restated Investment Advisory Agreement, by and between Registrant and Virtus Investment Advisers, Inc. effective as of January 1, 2011, filed via EDGAR with post effective amendment No. 47 (file no. 033-65137) on March 10, 2011 and incorporated herein by reference.

77Q1e(2) - Thirteenth Amendment to Amended and Restated
Investment Advisory Agreement, by and between Registrant and Virtus Investment Advisers, Inc. effective as of March 15,
2011, filed via EDGAR herewith.

77Q1e(3) - Subadvisory Agreement between Virtus Investment
Advisers, Inc. and Harris Investment Management, Inc.
effective as of March 15, 2011, filed via EDGAR herewith.

77Q1e(4) - Subadvisory Agreement between Harris Investment
Management, Inc. and Coxe Advisors, LLP effective March 15,
2011, filed via EDGAR herewith.